BLUE CROSS AND BLUE SHIELD OF FLORIDA, INC.

NETWORKBLUE

PROVIDER PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT (hereinafter referred to as “Agreement”) is made and entered into by and between the parties described in Section 1 of this Agreement.

WHEREAS, Provider and BCBSF (as those terms are described and used below) acknowledge that BCBSF has developed, and will continue to develop, products and programs intended to offer affordable health benefits choices to consumers using BCBSF’s NetworkBlue provider network; and

WHEREAS, BCBSF is operating as an insurance company in the State of Florida in accordance with applicable laws; and

WHEREAS, Provider (as described below) is willing to provide services to Members of BCBSF in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree to the following:

I.	PARTIES.

1.1	The parties to this Agreement are:

Blue Cross and Blue Shield of Florida, Inc.

Corporate Offices at

4800 Deerwood Campus Parkway

Jacksonville, Florida 32246,

a Florida non-profit corporation, hereinafter referred to as “BCBSF”, and a home medical equipment company duly licensed and/or otherwise authorized to provide the services contemplated by this Agreement in the State of Florida, hereinafter referred to as “Provider”.

II.	DEFINITIONS. If, and as, used in this Agreement and any amendments hereto, the following terms shall have the meanings set forth below unless otherwise specifically provided:

2.1	BCBSF Affiliate means any entity that is affiliated with BCBSF by or through common ownership or control. (BCBSF shall provide Provider with a current list of all such BCBSF Affiliates upon written request).

2.2	Benefits Agreement means an agreement entered into between BCBSF and a third party in which, by its terms, BCBSF agrees to pay for, and/or arrange for, and/or administer the provision of health care services to individuals who are eligible for coverage, properly enrolled, and otherwise entitled to receive health services as benefits under such agreement.

2.3	Blue Cross and/or Blue Shield Plan means an entity licensed as such by the Blue Cross and Blue Shield Association.

2.4	Centers for Medicare and Medicaid Services or CMS means the federal regulatory agency identified as such by the United States government (and formerly known as the Health Care Financing Administration or HCFA), or any substituted or successor federal agency that performs substantially similar regulatory duties, however such agency may be named or described.

2.5	Copayment means that amount of money required under a Benefits Agreement to be paid directly by the Member to any medical provider who provides services or supplies to such Member.

2.6	Coverage Guidelines means guidelines utilized by BCBSF to determine eligibility for payment and payment levels, including (but not limited to) medical coverage guidelines, utilization management protocols and policies, and inpatient and/or outpatient review criteria.

2.7	Covered Services means the benefits described and set forth in the Benefits Agreement, including any endorsements and riders thereto, provided that BCBSF determines that the Member is entitled to receive such benefits.

2.8	Emergency means the sudden and unexpected onset of an illness or injury which requires the immediate care and attention of a qualified physician and which, if not treated immediately, would seriously jeopardize or impair the health of the Member, as determined by the Medical Director; or, if different from the foregoing, the meaning that such term would be required to have under applicable provisions of the Member’s Benefits Agreement, if any, consistent with and subject to any applicable Law.

2.9	Institutional Services means all hospital inpatient and outpatient services, inpatient hospice care, and services provided by a skilled nursing facility; provided that all such services are Covered Services.

2.10	Law or Laws means any and all present or future federal, state, and local laws (including common Law), statutes, ordinances, rules (including, without limitation, the rules promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 by the Secretary of the Department of Health and Human Services pertaining to the security and privacy of certain health information), regulations, orders, decrees, or requirements of any and all governmental or quasi-governmental authorities having jurisdiction over any aspect of the execution, delivery, or performance of this Agreement and shall specifically include opinions issued by the Florida Department of Insurance.

2.11	Manual means the Provider Manual (defined below).

2.12	Medical Director means a physician who may be designated by BCBSF to have the overall administrative responsibility for the direction of BCBSF’s medical delivery system for purposes of administering this Agreement.

2.13	Medically Necessary or Medical Necessity means, for coverage and payment purposes only, the definition of such term as set forth in the applicable Benefits Agreement, subject to any applicable Law. If no definition is set forth in such Benefits Agreement, the term means, subject to applicable Law, that a health care service is required for the identification, treatment, or management of a condition, and is, in the opinion of BCBSF:

(i)	consistent with the symptom(s), diagnosis, and treatment of the Member(s) condition;

(ii)	widely accepted by Provider’s peer group as efficacious and reasonably safe based upon scientific evidence;

(iii)	universally accepted in clinical use such that omission of the service or supply in the applicable circumstances raises questions regarding the accuracy of diagnosis or the appropriateness of the treatment;

(iv)	not experimental or investigational, as defined in the applicable Benefits Agreement (or, if not so defined, as determined by BCBSF);

(v)	not for cosmetic purposes;

(vi)	not primarily for the convenience of the Member, the Member’s family, Provider or other provider; and

(vii)	the most appropriate level of service, care or supply which can safely be provided to the Member. When applied to inpatient care, Medically Necessary further means that the services cannot be safely provided to the Member in an alternative setting.

2.14	Member and Members means each individual that BCBSF determines is eligible for coverage and properly enrolled: (a) under a Benefits Agreement with BCBSF; (b) under a Benefits Agreement with an entity (other than an entity licensed as a health maintenance organization) that is a corporate parent, subsidiary or affiliate of BCBSF; (c) under a health services agreement with a health plan that (i) is entitled to utilize Blue Cross and Blue Shield Association (“BCBSA”) service mark(s), whenever access for such individual to a provider network in which Provider participates pursuant to this Agreement is then a BCBSA mandate applicable to BCBSF, or (ii) is entitled to utilize a provider network in which Provider participates pursuant to this Agreement as a consequence of having entered into (whether directly or through an individual or entity acting on behalf of Provider) a documented joint venture agreement with BCBSF and/or a BCBSF Affiliate; (d) under a self-insurance agreement or arrangement directly or indirectly administered by BCBSF; and/or (e) in another health plan which has a reciprocity or other special agreement with BCBSF for the arrangement of the provision of health care services to its Members by BCBSF; provided, however, that Provider shall be notified by BCBSF as to the identity of each health plan with such reciprocity or other special agreement.

2.15	Non-Participating Hospital means a hospital which has not entered into a written agreement with BCBSF to provide hospital services that are Covered Services to Members.

2.16	Non-Participating provider means any provider of medical services or supplies which has not entered into a written agreement with BCBSF to provide such services or supplies that are Covered Services to Members.

2.17	Participating Hospital means a hospital which has entered into a written agreement with BCBSF to provide hospital services that are Covered Services to BCBSF Members.

2.18	Participating Physician means a physician who is a Participating Provider.

2.19	Participating Provider means a physician, physician group, Participating Hospital, or (as may be applicable under the circumstances) any other provider of medical services or supplies which has entered into a written agreement with BCBSF to provide such services or supplies that are Covered Services to Members.

2.20	physician means any individual who is licensed by the state in which Covered Services are provided to Members, as a Doctor of Medicine, Doctor of Osteopathy, Doctor of Podiatry, or Doctor of Chiropractic.

2.21	provider means a person or entity from whom a Member is entitled to obtain Covered Services.

2.22	Provider Manual means the manual provided by BCBSF to Provider with respect to BCBSF’s NetworkBlue network at the time this Agreement is entered into, however the same may be named or described, and which may be revised and amended by BCBSF from time to time at the discretion of BCBSF.

2.23	Substitute Provider means another provider designated by Provider who has agreed to provide or arrange for the delivery of Covered Services to Members during the temporary unavailability of Provider. In addition, the term “Substitute Provider” may refer to Provider, when Provider has agreed to provide or arrange for the delivery of Covered Services to Members during the temporary unavailability of another provider.

III.	TERM AND TERMINATION

3.1	Effective Date; Term; Renewal; Termination Without Cause.

This Agreement shall be effective as of the Effective Date as determined and entered by BCBSF on the signature page below, and shall continue for one (1) year. At the end of such year, and for each year thereafter, the Agreement will renew automatically for successive terms of one (1) year each; provided, however, that, notwithstanding any other provisions of this Agreement, either party may, at any time, terminate this Agreement without cause by giving at least ninety (90) days advance written notice (the “Notice Period”). Unless otherwise agreed upon by the parties, and notwithstanding any other provisions of this Agreement (including without limitation the provisions of Article XXIII (“Notices”)), termination shall be effective as of the end of the month in which the expiration of such Notice Period occurs or, if later, on the effective date for such termination as set forth in said notice. Both Provider and BCBSF acknowledge and agree that (a) the party exercising its right to terminate this Agreement without cause need not specify any cause, reason, grounds, justification or other basis for the termination other than the exercise of the party’s rights under this Section 3.1; (b) that such termination without cause will not constitute or be deemed or alleged in any way to constitute, a violation of the rights of Provider or any Member; and (c) neither Provider, BCBSF, nor any Member or other third party shall have any right to appeal, or to request a hearing with regard to or review of, any termination under this Section 3.1.

3.2	Immediate Termination for Cause.

Upon written notice to BCBSF, and notwithstanding any other provisions of this Agreement (including without limitation the provisions of Article XXIII (“Notices”)), Provider may terminate this Agreement immediately “for cause”, which shall be deemed to mean the failure of BCBSF (or any assignee of BCBSF pursuant to this Agreement) to be authorized to do business as a health insurance company in the State of Florida; and, the initiation by or against BCBSF of any bankruptcy proceedings, except as may be required or permitted by any court or regulatory agency having jurisdiction over BCBSF. Upon written notice to Provider, and notwithstanding any other provisions of this Agreement (including without limitation the provisions of Article XXIII (“Notices”)), BCBSF may terminate this Agreement immediately “for cause”, which shall be deemed to mean the occurrence of any of the following events: any event set forth in Article VII below (“Required Disclosures”), and/or the failure of Provider to give notice in accordance with the provisions of said Article VII (“Required Disclosures”); any sale or transfer by Provider, without the prior written approval of BCBSF, of part or all of the ownership (if applicable) of Provider’s sole proprietorship, group practice, or professional corporation, including the sale or transfer of any partnership interest or share of stock; the termination or reduction of Provider’s professional liability insurance; the initiation of any bankruptcy proceedings by or against Provider; the conviction of Provider for a felony offense; if BCBSF determines that Member or regulatory agency dissatisfaction exists relating to services provided by Provider; if it is determined by BCBSF that Provider has supplied false information on any BCBSF application form or has supplied any other false information to BCBSF which in any way relates to or affects the relationship between such Provider and BCBSF or any Member under this Agreement (including, without limitation, credentialing or recredentialing information submitted to BCBSF); or, upon any adverse findings of the BCBSF Credentials Committee. Notwithstanding the foregoing, if BCBSF terminates this Agreement immediately for cause as the result of any event described herein or in said Article VII (“Required Disclosures”) or because of the termination or reduction of Provider’s professional liability insurance, the effective date of such termination of this Agreement may be deemed, at the sole discretion of BCBSF and notwithstanding any other provisions of this Agreement (including without limitation the provisions of Article XXIII (“Notices”)), to be the date on which such event (or termination or reduction of insurance, as the case may be) occurred.

3.3	Termination for Material Breach.

In addition, either party may terminate this Agreement for cause by giving written notice to the other party of a material breach of any terms or provisions of this Agreement. BCBSF may, at its option, deem the failure by Provider to comply with any requirements, policies, procedures, or other terms or provisions set forth or described in the Manual to be such a material breach. The notice shall set forth the nature of such material breach and shall provide for the effective date of termination to be at least thirty (30) days after the date of such notice. This Agreement then will terminate on said effective date of termination, notwithstanding any other provisions of this Agreement (including without limitation the provisions of Article XXIII (“Notices”)), unless the party to whom such notice is given cures the reason(s) for which such notice was given, to the satisfaction of the party giving such notice, prior to such effective date of termination.

3.4	Notification by BCBSF of Termination to Members.

It is understood that BCBSF may notify Members of any proposed termination of this Agreement prior to the proposed effective date of termination, and may request that such Members select another Participating Provider as soon as it is administratively and medically feasible for them to do so. Except as BCBSF may agree in writing or request in writing, Provider will not accept, or provide Covered Services to, any new Member(s) during the period of time between the date notice of termination is received or given by Provider and the date this Agreement actually terminates (the “Post-Notification Period”); and, in the absence of such written agreement or request by BCBSF, Provider will not seek or attempt to collect any payment from such new Member(s) or BCBSF with respect to any such Covered Services rendered during the Post-Notification Period.

3.5	Effect of Termination on Rights and Obligations of the Parties.

Except as set forth in this Agreement, termination shall have no effect upon the rights and obligations of the parties arising out of any transactions occurring prior to the effective date of such termination. Subject to applicable Laws, BCBSF may require Provider to allow any BCBSF Member(s) for whom treatment was active to continue coverage and care when medically necessary, or to allow a Member who has initiated a course of pre-natal care, regardless of the trimester in which care was initiated, to continue care and coverage until completion of postpartum care, subject in either case to all of the terms and provisions of this Agreement, until such course of treatment has been completed, arrangements satisfactory to BCBSF and such Member have been made to have such treatment provided by another provider, or the time period designated by Florida Law for such continued coverage, if any, expires.

IV.	PROVIDER CATEGORIES AND PROVIDER MANUAL

4.1	Provider Categories. Provider acknowledges that Provider may be selected and designated by BCBSF, for purposes of this Agreement, to be in one or more specific categories, groups, and/or network configurations (hereafter sometimes referred to collectively as a “Provider Category”) and that Provider’s rights and obligations under this Agreement and/or any Benefits Agreement may vary, depending upon such category. BCBSF will have the right at any time during the term of this Agreement to change the Provider Category of Provider, upon at least ninety (90) days prior written notice to Provider.

4.2	Provider Manual In General. Provider acknowledges that, prior to the signing of this Agreement by Provider, BCBSF has provided Provider (by electronic transmission or otherwise) with a Provider Manual (sometimes referred to hereafter as the “Manual”), which may describe in detail such matters as the operation of the NetworkBlue network; Provider Categories and the manner in which Provider may apply, and be selected and designated (including applicable credentialing requirements) for inclusion within a certain category; certain responsibilities, rules, policies, procedures and other requirements for Provider, Members and BCBSF with respect to the NetworkBlue network generally and a particular Provider Category; utilization/case management; billing by Provider; payment by BCBSF; and the Blue Card program administered by the Blue Cross and Blue Shield Association. The foregoing is intended to be illustrative only and not all-inclusive.

4.3	Changes to Provider Manual. Provider acknowledges that BCBSF at its sole discretion and at any time may modify, delete, or add terms or provisions (collectively referred to as “Changes”) to the Manual; provided, however, that any material Change(s) to the Manual will not be binding upon Provider until a date, set forth in such notification, that is at least one hundred twenty (120) days after the date on which BCBSF notifies Provider of such Change(s) and the effective date(s) of such Change(s). Any such notification of Change(s) by BCBSF shall be communicated to Provider in writing (which shall be deemed to include by electronic transmission). Notwithstanding the provisions of Article XXIII (“Notices”), such notification shall be deemed effective as of the date of such notification.

4.4

Binding Effect and Interpretation of Provider Manual. Provider understands and agrees that the Manual is intended and shall be deemed to be incorporated by reference in its entirety as a material part of this Agreement, and Provider agrees to abide by the policies, rules, procedures, and guidelines of BCBSF contained in the Manual as they may be modified by BCBSF from time to time as set forth above. The parties acknowledge that the Manual is intended to be, and may be written to appear, stylistically more informal and less precise than the remainder of this Agreement (hereafter sometimes referred to as the “Body of the Agreement”) and/or certain Benefits Agreements in order to achieve increased clarity and ease of communication to readers of the Manual. Accordingly, the terms and provisions of the Manual shall be interpreted, whenever feasible, so as to be consistent with the terms and provisions of the Body of the Agreement and any applicable Benefits Agreement; and, in the event of any inconsistency, the meaning, purpose, and intent of the terms and provisions of the Body of the Agreement or any such applicable Benefits Agreement will be deemed, and interpreted, to prevail.

V.	INDEPENDENT RELATIONSHIP

5.1	Notwithstanding the provisions of Section 14.1 (“Cooperation With BCBSF”) or any other provisions hereof, in the performance of the obligations of this Agreement each party is at all times acting and performing as an independent contractor with respect to the other party, and no party shall have or exercise any control or direction over the method by which the other party shall perform such work or render or perform such services and functions. It is further expressly agreed that no work, act, commission or omission of any party (or any of its agents, servants or employees) pursuant to the terms and conditions of this Agreement shall be construed to make or render such party (or any of its agents, servants or employees) an agent, servant, representative, or employee of, or joint venturer with, such other party.

5.2	Provider hereby expressly acknowledges its understanding that this Agreement constitutes a contract between Provider and BCBSF, that BCBSF is an independent corporation operating under a license with the Blue Cross and Blue Shield Association (the “Association”), an association of independent Blue Cross and Blue Shield Plans, permitting BCBSF to use the Blue Cross and/or Blue Shield Service Mark in the State of Florida, and that BCBSF is not contracting as the agent of the Association. Provider further acknowledges and agrees that it has not entered into this Agreement based upon representations by any person other than BCBSF and that no person, entity, or organization other than BCBSF shall be held accountable or liable to Provider for any of BCBSF’s obligations to Provider created under this Agreement. This paragraph shall not create any additional obligations whatsoever on the part of BCBSF other than those obligations created under other provisions of this Agreement.

VI.	PROVIDER SERVICES AND REPRESENTATIONS

6.1	General. If and as requested by BCBSF, Provider shall provide Covered Services to Members in accordance with the terms and provisions of this Agreement, including without limitation the terms and provisions of Attachment “A” (“Description of Services, Payment, and Payment Procedures”) (i) to the extent and in the same manner as he/she treats other patients, in accordance with and subject to applicable Laws; (ii) in accordance with accepted professional and ethical standards of medical practice; (iii) (except in cases of Emergency) with the informed consent of such Members; (iv) by qualified health personnel; and (v) in a manner that is non-discriminatory vis-a-vis other patients served by Provider.

6.2	Other Covered Services. When the need arises for Covered Services that Provider is not able to provide or customarily does not provide to patients, Provider shall, in consultation with the applicable Member and in accordance with Provider’s best medical judgment, refer a Member to an appropriate Participating Provider who is available to provide such Covered Services,

6.3	Provider Representations.

(i)	That it has, and will during each term of this Agreement maintain in full force and effect, all licenses, permits, certifications, (including, if Provider provides Covered Services to Members who are Medicare beneficiaries, certification from the U.S. Department of Health and Human Services as a provider under the Medicare program), and other regulatory approvals required under federal and/or state law in connection with providing the Covered Services contemplated by this Agreement (sometimes referred to and described in this Agreement collectively as “Approvals”).

(ii)	That it is accredited/certified by such organizations, or entities, if any, that are set forth and described in Exhibit “1” to this Agreement, and will maintain such accreditation/certification during each term of this Agreement.

(iii)	That all personnel who are used by Provider, directly or indirectly, to provide Covered Services to Members are competent to do so; that all such personnel possess any and all Approvals required by law in connection with providing such Covered Services; that all such personnel will perform only those services which they are legally authorized and permitted to perform; and that Provider will and all such personnel will be required to perform their duties hereunder in accordance with all applicable local, state and federal requirements, as well as such national, state and county standards of professional ethics and practice as may be applicable.

(iv)	That Provider will promptly notify BCBSF of the loss of, or any limitation with respect to, any of the aforesaid Approvals.

(v)	That any and all facilities, equipment, goods and supplies (including, if applicable, vehicles) used by Provider to provide Covered Services to Members will be available, properly serviced and maintained, and otherwise appropriate for providing any Covered Services to Members pursuant to this Agreement.

(vi)	That Provider will inform any physicians and other health care professionals who do or may provide services to Members hereunder of the existence of this Agreement and of any provisions herein that are applicable to them.

(vii)	That services will be provided by Provider pursuant to this Agreement only at the location(s) set forth on Page 1 or Attachment “B” of this Agreement unless the parties otherwise agree in writing.

(viii)	That Provider will provide to BCBSF at Provider’s expense, such data, information and reports concerning utilization of services by Providers and other management information pertaining to services provided pursuant to this Agreement, as BCBSF may request during and after the term of this Agreement.

VII.	REQUIRED DISCLOSURES.

7.1	Provider shall promptly notify BCBSF in writing, but in no event later than five (5) calendar days, following the occurrence of any of the following events:

a.	Any license held by Provider to provide Covered Services pursuant to this Agreement is suspended, revoked, terminated, or made subject to terms of probation or other restrictions;

b.	the conviction of Provider, any officer of Provider, or any individual who is used by Provider to provide Covered Services to Members pursuant to this Agreement, for a felony offense;

c.	the invoking of disciplinary action or sanction by any court or regulatory agency (including without limitation the federal Centers for Medicare and Medicaid Services) against Provider; or

d.	Provider knows or reasonably should know that, with respect to Provider and/or any individual who is used by Provider to provide Covered services to Members pursuant to this Agreement, (a) a report concerning Provider has been filed with the National Practitioner Data Bank and/or the Healthcare Integrity Protection Data Bank; or (b) medical staff privileges at any hospital are denied, suspended, restricted, revoked, or voluntarily relinquished in lieu of disciplinary action.

VIII.	EQUIPMENT, FACILITIES AND PERSONNEL EMPLOYED OR USED BY PROVIDER

8.1	Provider agrees to: (a) provide to BCBSF each office and/or facility’s federal tax identification number, street address, usual hours of operation, daytime telephone number, twenty-four hour service telephone number, a description of the services available at each location, and such additional information that BCBSF may from time to time reasonably request from Provider; and (b) provide BCBSF with a list of any and all physicians and any other health care practitioners (other than Substitute Providers) who are employed by Provider and/or are used by Provider to provide any Covered Services to Members in Provider’s office and/or other ambulatory care facility, with the initial such list being set forth in Exhibit 2 (List of Providers and Other Health Care Practitioners Used by Provider to Provide Covered Services to Members). Notwithstanding the foregoing, Provider will not permit any other provider, physician, or other health care practitioner, who is so employed or used by Provider, to provide any such Covered Services to a Member if such Member or BCBSF so requests. Further, Provider will hold BCBSF and/or any Member harmless for any losses or damages BCBSF and/or any Member may incur as the result of any claims by any provider, physician, or other health care practitioner employed or used by Provider for payment for Covered Services required to be provided or arranged by Provider under this Agreement.

8.2	Provider agrees to review, on a regular periodic basis, any new or modified compilation (whether in written or electronic form) of such information of the type set forth in Section 8.1 above, as BCBSF may from time to time designate; and, to notify BCBSF immediately in writing (which term shall be deemed to include electronic transmission) of any changes with respect to the foregoing that are appropriate to retain accuracy. In addition, Provider will notify BCBSF in writing (which term shall be deemed to include electronic transmission) of any changes with respect to the location or operation of offices or facilities used to provide Covered Services to Members, as set forth on said Attachment B, at least thirty (30) days prior to any such change. Any or all such information described in this section may be provided by BCBSF to both current and prospective Members in such manner and form as BCBSF may determine.

IX.	COMPENSATION

9.1	BCBSF agrees to pay to Provider, for those Medically Necessary Covered Services described and set forth in said Attachment “A” (“Description of Services, Payment, and Payment Procedures”) and provided pursuant to this Agreement to a Member, the amounts (and in the manner) set forth and described in said Attachment “A”. BCBSF will review said rates at least annually, and may make reasonable adjustments to said rates at any time, upon at least thirty (30) days prior notification to Provider. BCBSF shall make current rates for services, as set forth in the current Fee Schedule, available to Provider at any time upon reasonable written request. Any Deductibles, charges for non-Covered Services, Coinsurance, and/or Copayment amounts, being liabilities of the Member in accordance with the terms of the Benefits Agreement applicable to the Member, may be deducted by BCBSF from the amounts to be paid to Provider, and payment to Provider will be adjusted accordingly. BCBSF shall exercise its best efforts to pay to Provider all undisputed bills rendered to BCBSF in accordance with Article XI below (“Billings”) within thirty (30) days after such bills have been received. Provider agrees to be responsible for collecting any applicable Deductibles, Coinsurance and Copayment amounts required for Covered Services directly from the Members, and shall not waive, discount or rebate any such Deductibles, Coinsurance, and/or Copayment amounts without the prior written consent of BCBSF.

9.2	Provider acknowledges and agrees that, notwithstanding any other provisions of this Agreement, BCBSF will have no obligation to pay Provider for Covered Services pursuant to this Agreement if BCBSF has an Agreement with a third party under which BCBSF has an obligation to pay such third party for the provision of such Covered Services, and Provider has a contractual or other legal right to be compensated by such third party for the provision of such Covered Services. In the event of any overpayment, duplicate payment, or other payment of an amount in excess of that to which Provider is entitled under this Agreement, BCBSF may, in addition to any other remedy, recover the same by way of offsetting the amounts overpaid against current and future amounts due to Provider and/or seeking an immediate refund of the amount in controversy from Provider.

9.3	With respect to any services and items that may be provided or sold to a Member by Provider that are not Covered Services, Provider will bill such Member at a rate that is (a) at least twenty-five percent (25%) below the usual, customary, and reasonable fees normally charged by Provider, or (b) the rate agreed to between Provider and such Member, with respect to such services and items, whichever amount is lower.

9.4	With respect to services and items described in Section 9.3 above, Provider acknowledges and agrees that:

a.	such services and items are not Covered Services; BCBSF has made no request for the provision of, and no representation to any person or entity concerning, such services or items, as the case may be; and BCBSF will have no financial or any other obligation or liability to Provider, any Member, or any other person or entity with respect to any such services and/or items.

b.	BCBSF may provide Members with information concerning the availability of the lower rates that Provider will charge such Members pursuant to this Agreement.

9.5	Provider acknowledges and agrees that, at any time during the term of this Agreement, BCBSF may notify Provider in writing that BCBSF will require Provider to participate in any Focused Utilization Management Program that may hereafter be adopted by BCBSF, and prospectively to submit to BCBSF certain procedures (or the provision of certain items and/or services) which Provider intends to provide to Members, for review and approval by BCBSF prior to the performance of such procedures or provision of such items or services, as the case may be (collectively sometimes referred to as “Focused Procedure(s)”). Said notification by BCBSF may set forth certain policies and procedures (or reference applicable provisions set forth in the Manual) that will be applicable to Provider until further notice by BCBSF, and will constitute an addendum to this Agreement (hereafter sometimes referred to as “Addendum”). Notwithstanding the provisions of Article XXIII (“Notices”), or any other provisions of this Agreement, any such Addendum will become effective on a date (the proposed “Addendum Effective Date”) that is established by the provisions of such notification and is at least thirty (30) days after the date of such notification by BCBSF to Provider; provided, however, that any such Addendum will not become effective if, at least ten (10) days prior to such proposed Addendum Effective Date, Provider notifies BCBSF of Provider’s election to terminate this Agreement. If Provider notifies BCBSF of such election to terminate this Agreement, as provided in the preceding sentence, then, within ten (10) days after receipt of such notification of election to terminate by Provider, BCBSF shall notify Provider of the effective date of termination of this Agreement; notwithstanding the provisions of. Article XXIII (“Notices”), such effective date of termination of this Agreement may be any date that is (i) after the proposed Addendum Effective Date and (ii) not more than ninety (90) days after said proposed Addendum Effective Date. Any such notification by BCBSF shall be in writing (which shall be deemed to include by electronic transmission) and, notwithstanding the provisions of Article XXIII (“Notices”), shall be deemed effective as of the date of such notification.

Provider further acknowledges and agrees that BCBSF may or may not require other Participating Providers to participate in any such Focused Utilization Management Program.

If, pursuant to any such Focused Utilization Management Program, either (a) Provider fails or refuses to submit to BCBSF any such Focused Procedures with respect to any Member(s), or (b) BCBSF notifies Provider that BCBSF does not approve of the performance or provision of any Focused Procedure(s) with respect to any Member(s), whether or not such Focused Procedure(s) are Covered Services, Provider will not receive payment for any such Focused Procedure(s) from BCBSF; and, Provider will neither bill, nor seek to collect, any payment whatsoever from BCBSF, such Member, or any other person or entity with respect to any such Focused Procedure(s).

X.	IDENTIFICATION OF ELIGIBILITY OF MEMBERS.

10.1	BCBSF shall furnish to its Members identification cards which, except in an Emergency, must be presented to Provider at the time medical services are rendered; or, if BCBSF so provides in the Manual, another method for identifying an individual as a Member may be utilized by BCBSF for such purpose. However, such identification by BCBSF shall not be deemed to create, or to verify, eligibility of such individual to receive Covered Services under a Benefits Agreement. Upon request by Provider, BCBSF shall provide available information concerning a Member’s eligibility to receive Covered Services under a Benefits Agreement. Such information shall not be deemed to be, or to create, a promise or guarantee of payment by BCBSF under any such Benefits Agreement or under this Agreement. Additional obligations of the parties, if any, with respect to identification and/or eligibility of Members, are set forth in the Manual.

XI.	BILLINGS

11.1	As a condition to receipt of payment, Provider shall submit to BCBSF, for all Covered Services rendered to Member(s) in accordance with the terms of this Agreement, complete, accurate and itemized billings. Said billings shall include identifying patient information and itemized records of such services and charges, in form and content that are acceptable to BCBSF and as may be required by applicable laws or regulations. If and to the extent authorized by BCBSF, claims may be submitted by electronic transmission. Notwithstanding any other provisions of this Agreement, such billings must be submitted to BCBSF within ninety (90) days of the date such services were provided in order for Provider to be entitled to payment for such services provided pursuant to this Agreement.

XII.	INSURANCE

12.1	Each party to this Agreement, at its sole cost and expense, shall procure and maintain such policies of general liability and professional liability insurance and other insurance as shall be adequate to insure such party and its employees against any claim or claims for damages arising by reason of personal injuries or death occasioned directly or indirectly in connection with the performance of services and activities by such party, and the use of any facilities, equipment or supplies provided by such party, in connection with this Agreement. Each of such policies shall be in form and amounts acceptable to the other party. Each party shall furnish the other party reasonable proof of such adequate insurance as shall be requested upon execution of this Agreement and/or at any reasonable time thereafter, and shall notify the other in writing at least thirty (30) days prior to the termination or any reduction of such coverage. The failure to give such notice, and/or the absence of such coverage, are additional grounds for immediate termination of this Agreement.

XIII.	LISTING, ADVERTISING AND PROMOTION

13.1	Provider agrees that BCBSF may, but shall not be required to, identify Provider as a provider of services to BCBSF Members and specifically agrees that BCBSF may, but shall not be required to, advertise, publicize, and otherwise promote its relationship with Provider to potential and existing Members and Providers in accordance with BCBSF’s marketing program. BCBSF may, but shall not be required to, list the name, address, telephone number of Provider, and a description of its facilities and services, in BCBSF’s directories or other lists of providers of services. BCBSF and Provider further agree that, except as provided in the foregoing sentence, the name, symbols, trademarks, trade names, and service marks of each party, whether presently existing or hereafter established, are proprietary; and each party reserves to itself the right to the use and control thereof. in addition, except as provided in the first sentence hereof, neither party shall use the other party’s name, symbols, trademarks or service marks in advertising or promotional materials or otherwise without the prior written consent of that party and shall cease any such usage immediately upon written notice of the party or upon termination of this Agreement, whichever is sooner.

XIV.	COOPERATION WITH BCBSF

14.1

Cooperation with BCBSF. Provider agrees to cooperate with BCBSF fully in connection with the conducting by BCBSF of its regular audit activities, coordination of benefits and subrogation activities, credentialing activities, peer review activities, utilization management programs, provider performance evaluation and demographic information collection programs, quality assurance programs, illness management programs, wellness programs, care management programs, and coordination of continuity of care and discharge planning activities (collectively sometimes referred to hereafter as “Activities”), however such Activities may be described by BCBSF. Provider will comply with Coverage Guidelines used by BCBSF, and with all reasonable requirements and policies of BCBSF used in administering such Activities, including without limitation those set forth and described in the Manual, and further shall comply with other reasonable administrative policies and procedures that are used by BCBSF in conducting its business operations. Further, Provider will comply with requests of BCBSF to take appropriate actions, or to not take certain actions, that BCBSF reasonably deems necessary for BCBSF to remain in compliance (a) with applicable insurance and other Laws; and (b) with applicable license requirements, standards, policies, and other requirements of the Blue Cross and Blue Shield Association. BCBSF shall not be subject to liability to Provider as a result of conducting such Activities, provided that BCBSF has acted in good faith.

14.2	Coordination of Defense of Claims. Provider and BCBSF agree to make all reasonable efforts, consistent with advice of counsel and the requirements of applicable insurance policies and carriers, to coordinate the defense of all claims in which the other is either a named defendant or has a substantial possibility of being named.

14.3	Electronic Capability and Participation. Provider acknowledges that material obligations of Provider under this Agreement include the requirement to participate in, implement and fully utilize BCBSF’s programs (including without limitation BCBSF’s “Virtual Office” or “Availity” capability) that involve conducting certain aspects of business with BCBSF and ‘ its Members electronically (such as Membership and product verification, claims submission, data submission, and claims adjudication), in accordance with any and all policies and procedures of BCBSF set forth and described in the Manual or otherwise communicated in writing (which shall be deemed to include by electronic transmission) to Provider. Provider agrees to have and maintain, at Provider’s expense unless otherwise agreed in writing, the necessary computers and other electronic equipment that BCBSF reasonably determines will be needed in order for Provider to fulfill Provider’s obligations set forth above.

14.4	Dissemination of Information by BCBSF. Provider further agrees that, notwithstanding the provisions of Article XIII (“Listing, Advertising and Promotion”) or other provisions of this Agreement, BCBSF may place, on any web site(s) used by BCBSF or in other media selected and used by BCBSF in conducting its regular business operations, information and/or data pertaining to Provider that BCBSF reasonably deems relevant and important for such purposes, including (by way of example and not limitation) biographical and demographic information/data, and information/data collected in any application made by Provider to BCBSF or a BCBSF Affiliate, in BCBSF’s consumer or other surveys, and in connection with BCBSF’s provider performance evaluation programs. BCBSF will inform Provider, upon request, as to the location of any and all such web sites or the identity of any such other media that may be used by BCBSF for such purposes.

XV.	MAINTENANCE AND ACCESS TO RECORDS; PRIVACY, SECURITY, AND CONFIDENTIALITY

15.1	Provider agrees to maintain adequate business and medical records in English relating to the provision of Covered Services to Members during the entire term of this Agreement and for a period of at least eight (8) years thereafter.

15.2	Provider and BCBSF agree that, in addition to and notwithstanding the terms or provisions of Article XVIII (“Compliance With Requirements Applicable Under Certain State and Federal Laws”), all Member medical records shall be treated as confidential so as to comply, and enable BCBSF, BCBSF Affiliates, and their respective Business Associates (as that term or any substantially similar term is or may be used in applicable Laws) to comply, with all state and federal Laws regarding the privacy, security, and confidentiality of patient records and other health information. Subject and pursuant to applicable Laws, BCBSF shall have access to, and shall have the right upon request to inspect and, at its own expense, copy (at all reasonable times), use, and disclose to third parties in connection with BCBSF’s regular business activities any accounting, administrative, and medical records maintained by Provider pertaining to BCBSF, to Covered Services provided to Members, and to Provider’s participation under this Agreement. Both parties shall have any rights with respect to such books and records that are specifically accorded by applicable Law. In addition, Provider will allow inspection of books and records related to Provider’s dealings with BCBSF by BCBSF, by authorized federal and state agencies (including without limitation the Department of Health and Human Services and the Comptroller General of the United States) and their duly authorized representatives; provided, however, that, whenever feasible, Provider shall notify BCBSF prior to releasing information to any person, agency or entity other than BCBSF.

15.3	This section shall not be interpreted to place any obligation on either party that would cause such party to act or otherwise be in violation of applicable state or federal Law. The parties specifically agree that this Agreement is subject to any and all applicable Laws governing privacy of individual information, and that this Agreement will be interpreted to enable the parties to be in compliance with such Laws.

XVI.	MEMBER NON-LIABILITY FOR PAYMENT

16.1	Provider hereby agrees, for itself and each provider, physician, or other health care practitioner employed or used by Provider to provide Covered Services under this Agreement, that in no event, including but not limited to non-payment by BCBSF, insolvency of BCBSF, or breach of this Agreement, shall Provider (or any such provider, physician, or other health care practitioner employed or used by Provider to provide Covered Services under this Agreement) bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against any Member or persons other than BCBSF acting on their behalf for Covered Services provided pursuant to this Agreement. This provision shall also be applicable whenever Provider may be acting in the capacity of a Substitute Provider. Provider shall have the right to collect coinsurance, deductible and/or Copayment amounts (collectively referred to as “Member Payments”) in accordance with the terms of the applicable Benefits Agreement, but only if, and to the extent that, the collection by Provider of any such Member Payment(s), if collected in addition to amounts received by Provider from any third party with respect to the provision of such Covered Services, will not result in receipt by Provider of a total payment that is greater than the sum of (i) the payment amount(s) set forth and described in Attachment “A” for providing Covered Services to the Member, and (ii) the applicable Member Payment(s).

16.2	Provider further agrees that (1) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of BCBSF Members and that (2) this provision supersedes any oral or written contrary agreement now existing or hereafter entered into between Provider and any Member or persons acting on their behalf.

XVII.	COORDINATION OF BENEFITS; SUBROGATION CLAIMS.

17.1	Coordination of Benefits. In any case where a Member is entitled to payment from some third party for health services provided by Provider hereunder, BCBSF will pay Provider for Covered Services that are not paid or payable, as reasonably determined by BCBSF, by the third party, provided that Provider is in compliance with all other terms of this Agreement. Further, such BCBSF payment to Provider shall not be made to the extent that such payment, when added to all other payments made to Provider for such services, exceeds 100% of the amount agreed to be paid to Provider by BCBSF under this Agreement for providing such services, which amount shall be deemed to mean “100 percent of the total reasonable expenses actually incurred of the type of expense within the benefits described in the policies and presented to the insurer for payment,” as that phrase is used in the Florida Insurance Code, §627.4235, (sometimes known and referred to as “the C.O.B. rules”). Further, in any such case, Provider will neither bill nor attempt to collect from BCBSF, nor any Member, the following amounts (whether separate or added together): (i) the amount agreed to be paid to Provider under this Agreement for providing such services, and (ii) the amount of the applicable Member Payment(s). This provision is subject to applicable federal and/or Florida Law concerning coordination of health insurance benefits, including the Florida Insurance Code, §627.4235, and shall be modified to the extent necessary to enable the parties to comply with such Law. Provider shall make a good faith effort to obtain information that may be helpful to BCBSF in coordinating such benefits, shall otherwise assist BCBSF in such coordination of benefits, and shall promptly refund any overpayments made by BCBSF to Provider pursuant to the foregoing provisions.

17.2	Subrogation Claims. Notwithstanding any other provisions of this Agreement: (i) Provider will cooperate with and assist BCBSF and Members in pursuing recoveries of funds from a third party (“Subrogation Claims”); (ii) Provider agrees that any such recovery of funds shall be the property of BCBSF or the Member, as BCBSF may determine in accordance with the terms and provisions of such Benefits Agreement or BCBSF policies, and (iii) Provider will neither make nor have any claims with respect to any such recoveries, provided that BCBSF fulfills its obligation to pay Provider for Covered Services in accordance with the terms and provisions of this Agreement.

XVIII.	COMPLIANCE WITH REQUIREMENTS APPLICABLE UNDER CERTAIN STATE AND FEDERAL LAWS.

18.1	Federal Employees Health Benefits Program (“FEHB”). BCBSF and Provider acknowledge that it is their mutual intent that this Agreement meet any and all requirements of applicable Laws, including without limitation applicable requirements under the Federal Employees Health Benefits Program and the Standard Contract (the “FEHBP Contract’) entered into between BCBSF (as the “FEHBP Contractor”) and the United States Office of Personnel Management (“OPM”) in connection with said FEHBP. Accordingly, without limiting the generality of the foregoing, and in addition to any other provisions of this Agreement, including those set forth in Article III with respect to termination, the parties agree that:

(i)	Provider will cooperate with BCBSF fully to arrange for transitional care for Members for a period of up to ninety (90) days in the event the FEHBP Contract or this Agreement terminates. Provider will promptly transfer all medical records for Members to the new provider designated by the Member (or by BCBSF on behalf of the Member) during or prior to the end of such ninety (90) day period, and will provide all information necessary for BCBSF to conduct its quality assurance programs that pertain to such Member; and

(ii)	Provider will permit BCBSF and any Member to have access to and review medical records pertaining to such Member, and to copy such medical records (at the expense of BCBSF or such Member). The Member shall have the right to request such medical record be changed or to prepare a letter that will be included with such medical record; and

(iii)	Any other provisions of the FEHBP and/or the Standard Contract, as either may be amended from time to time, will be deemed to be incorporated by reference and made a part of this Agreement to the extent that such provisions are applicable to the operation and enforcement of this Agreement.

18.2	HIPAA-AS and Privacy Requirements. If Provider qualifies as a business associate as defined in 45 CFR sec. 160.103 (the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 “HIPAA-AS”) of BCBSF, Provider agrees to perform its responsibilities hereunder so that it complies with the requirements of HIPAA-AS then in effect and as applicable to Provider. Further, Provider specifically agrees to the following requirements:

(i)	Provider shall not use or further disclose individually identifiable health or financial information (as individually identifiable health information is defined in 45 CFR Sec. 164.501 and as financial information is defined pursuant to Section 626.9651, Florida Statutes) other than as permitted by this Agreement or as required by Law;

(ii)	Provider shall use appropriate safeguards to prevent unauthorized uses or disclosures, reporting to BCBSF any known use or disclosure of individually identifiable health information not provided for by this Agreement;

(iii)	Provider shall ensure that its agents, contractors, representatives and business associates agree to these same requirements;

(iv)	Provider shall make individually identifiable health information (solely that portion that relates to that subject of the information) available for inspection and amendment by the subject thereof in accordance with the HIPAA-AS privacy rules;

(v)	Provider shall make individually identifiable health information (solely that portion that relates to that subject of the information) available to BCBSF in accordance with the HIPAA-AS privacy rules;

(vi)	Provider shall make an accounting of disclosures, other than disclosures for treatment, payment, and/or health care operations, relevant to individually identifiable health information available to individuals or BCBSF upon request in accordance with the HIPAAAS privacy rules;

(vii)	Provider shall make available, upon request by BCBSF or the U.S. Department of Health and Human Services or other applicable Federal or State regulatory body, such information as is requested or required by the U.S. Department of Health and Human Services or other applicable Federal or State regulatory body;

(viii)	Subject to the provisions of Article XV of this Agreement (“Maintenance and Access to Records: Privacy, Security, and Confidentiality”), Provider shall return or destroy, to the maximum extent possible, all individually identifiable health information upon termination of the contract; in any event, the above noted obligations (with respect to any information not returned or destroyed) shall survive termination of the contract;

(ix)	Provider and BCBSF specifically acknowledge that a breach of the terms of this section shall be considered a material breach; and

(x)	No person or entity shall be deemed to be a third party beneficiary of this section.

18.3	Right to Cure; Survival.

In the event of a material breach of any of the obligations of a party under this Article XVIII the non-breaching party shall, in addition to any other remedies that may be available by Law, have the right to take appropriate action to cure any such breach, including the right to seek and obtain any injunctive relief that may be available to such non-breaching party in a court of lawful jurisdiction. The provisions of this Article XVIII shall survive the termination or expiration of this Agreement.

XIX.	DISPUTE RESOLUTION; ARBITRATION.

19.1	Both parties agree to meet and confer in good faith to resolve any controversy or claim arising out of or relating to this Agreement or the breach thereof; provided, however, that the foregoing shall in no way be construed in a manner that would modify or limit the rights and obligations of the parties under Article III. above with respect to termination of this Agreement. Unless otherwise prohibited by law, any such controversy or claim which cannot be so resolved shall be submitted to binding arbitration. Unless the parties agree in writing to modify the procedure for such arbitration, the following procedure shall be followed: Arbitration may be initiated by either party making a written demand for arbitration on the other party within a reasonable time from the date the claim, dispute, or controversy arose, but in no event later than the date legal proceedings would be barred by the applicable statute of limitations. The party making such demand shall designate a competent and disinterested arbitrator in such written demand. Within thirty (30) days of that demand, the other party shall designate a competent and disinterested arbitrator and give written notice of such designation to the party making the initial demand for arbitration. Within thirty (30) days after such notices have been given, the two arbitrators so designated shall select a third competent and disinterested arbitrator and give notice of the selection to both parties. If the two arbitrators designated by the parties are unable to agree on a third arbitrator within thirty (30) days, then upon request of either party such third arbitrator shall be selected by a Circuit Judge in the county in which arbitration is pending. The arbitrators shall then hear and determine the question or questions in dispute, and the decision in writing of any two arbitrators shall be binding upon the parties. The arbitration shall be held in the State of Florida at a location to be designated by the party not making the initial demand for arbitration. Unless the parties otherwise agree, the arbitration shall be conducted in accordance with the rules governing procedure and admission of evidence in the courts of the State of Florida. Each party shall pay its chosen arbitrator and shall bear equally the expense of the third arbitrator and all other expenses of the arbitration, provided that attorneys fees and expert witness fees are not deemed to be expenses of arbitration but are to be borne by the party incurring them. Except as otherwise provided in this Agreement, arbitration shall be governed by the provisions of the Florida Arbitration Code.

XX.	ASSIGNMENT, SUBCONTRACTING, DELEGATION AND TRANSFER.

20.1	Neither party may assign any rights or subcontract or delegate any duties or obligations under this Agreement, or transfer this Agreement in any manner, without the express written approval of a duly authorized representative of the other party, and any such attempted assignment, subcontracting, delegation or transfer in violation of this provision shall be void; provided, however, that BCBSF expressly reserves the right to assign any or all of its rights, and to subcontract and/or delegate any or all of its duties and obligations hereunder, and to in any manner transfer any part or all of this Agreement, to a BCBSF Affiliate or to any other entity entitled to utilize Blue Cross and Blue Shield Association service mark(s), provided that BCBSF shall notify Provider of any such assignment, subcontract, delegation or transfer in writing at least thirty (30) days prior thereto.

XXI.	PROCEDURES FOR RESOLUTION OF MEMBER AND PROVIDER CONCERNS.

21.1

Member Concerns. Provider acknowledges that BCBSF may, during the term of this Agreement, establish programs, policies and procedures for addressing issues of concern to Members regarding their Benefits Agreement and/or the provision of medical services by Provider or other providers. Provider agrees to cooperate with any and all such programs, policies and ,procedures, including without limitation any that are intended to provide “full and fair review” under any applicable Law. BCBSF will provide Provider notice of such programs, policies and procedures (including those pertaining to services provided by Provider pursuant to this Agreement) through publication in the Provider Manual.

21.2	Provider Concerns. Provider and BCBSF acknowledge that Provider may be provided an opportunity to have his/her concerns pertaining to the administration by BCBSF of its utilization management programs, and other BCBSF Activities (as that term is used in Section 14.1 above), addressed in any review/appeal process that may be set forth and described in the Provider Manual.

XXII.	GENERAL PROVISIONS:

22.1	Amendment. This Agreement or any part of it may be amended at any time during the term of the Agreement by mutual consent in writing of duly authorized representatives of the parties. In addition, at any time BCBSF may amend this Agreement, including without limitation by making Changes to the Manual, by giving written notification to Provider of such amendment; provided, however, that any such amendment (including material Changes to the Manual) shall not become effective until a date, set forth in such notification, that is at least one hundred twenty (120) days after the date on which BCBSF notifies Provider of such amendment and the effective date of such amendment. Any such notification of an amendment by BCBSF shall be communicated to Provider in writing (which shall be deemed to include by electronic transmission). Notwithstanding the provisions of Article XXIII (“Notices”), such notification shall be deemed effective as of the date of such notification. Further, any change (including any addition and/or deletion) to any provision(s) of this Agreement that is required by duly enacted federal or Florida legislation, or by a regulation or rule finally issued by a regulatory agency pursuant to any such legislation, will be deemed to be part of this Agreement without further action required to be taken by either party to amend this Agreement to effect such change or changes, for as long as such legislation, regulation or rule is in effect and applicable to the operation and enforcement of this Agreement.

22.2	Applicable Law. The validity of this Agreement and of any of its terms and provisions, as well as the rights and duties of the parties hereunder, shall be interpreted and enforced pursuant to and in accordance with the Laws of the State of Florida, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the Laws of any state or local jurisdiction other than the State of Florida.

22.3	Attorney Fees; Enforcement Costs. Except in the case of arbitration proceedings referred to above, or if the parties otherwise agree in writing, if any permitted legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees, court costs, and other reasonable expenses incurred in connection with maintaining or defending such action or proceeding, as the case might be, including any such attorney’s fees, costs, or expenses incurred on appeal, in addition to any other relief to which such party or parties may be entitled.

22.4	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, and their permitted assigns, unless otherwise set forth herein or agreed to by the parties in writing.

22.5	Confidentiality of Contract Terms and Member Listings. Provider acknowledges and agrees that the payment rates paid by BCBSF, and other aspects of this agreement, including, without limitation, any and all Membership listings provided to Provider by BCBSF, are competitively sensitive. Provider agrees that Provider will not disclose such rates, Membership listings, and/or other aspects of this Agreement, to third parties, except upon prior written authorization by BCBSF.

22.6	Enforceability. In the event any provision of this Agreement is rendered invalid or unenforceable by a valid Act of Congress or of any state or by any regulation duly promulgated by officers of the United States or of any state acting in accordance with Law, or declared null and void by any court of competent jurisdiction, the remainder of the provisions of this Agreement shall remain in full force and effect. Further, any applicable Law shall be deemed to prevail if, and to the extent, there is any inconsistency between such Law and any of the terms or provisions of this Agreement.

22.7	Entire Agreement; Signatures Required; No Alteration After Delivery. This Agreement, which shall be deemed to include the Manual, all attachments, amendments, exhibits, addenda, and schedules, if any, contains the entire Agreement between the parties and has been delivered in final form (whether in “hard copy’ or electronically) to Provider by BCBSF (the “Deliver’) for signature by Provider. Any prior agreements, promises, negotiations or representations, either oral or written, relating to the subject matter of this Agreement and not expressly set forth in this Agreement are of no force or effect. This Agreement will be effective and binding on the parties only if the duly authorized signatures of the parties are affixed hereto where indicated on the signature page below, and not otherwise. No change, addition, deletion, or other alteration of any kind made subsequent to such Delivery will be a part of this Agreement, nor shall it be valid and binding in any way on BCBSF, unless specifically acknowledged by the handwritten initials of an authorized individual on behalf of BCBSF or set forth in a separate written amendment to this Agreement signed by both parties.

22.8	Headings. The headings of sections contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22.9	Limitations on Liability. Although this Agreement contemplates services for Members, the parties reserve the right to amend or terminate this Agreement without notice to, or consent of, any such Member. Subject to the provisions of Article XVI and Section 3.4 (with respect to Member non-liability for payment), no persons or entities except for BCBSF and Provider are intended to be or are, in fact, beneficiaries of this Agreement; and its existence shall not in any respect whatsoever increase the rights of any Member or other third party, or create any rights on behalf of any Member or other third party vis-a-vis either of the parties. Furthermore, nothing in this Agreement shall impose upon BCBSF any obligation to arrange for the provision of any health care services or to assure that Provider obtains any Members as patients. Provider acknowledges and agrees that each Member will have the right to select or not select Provider as a provider of services to such Member; and, that each Member may be directed (by BCBSF or another person or entity) to select a provider, for the provision of Covered Services to such Member, from a network of Participating Providers that may or may not include Provider and/or from a provider directory in which Provider may or may not appear as eligible for such Member to select for the provision of such Covered Services. BCBSF shall not be responsible under this Agreement and with respect to the obligations contemplated by this Agreement, for any act, omission, or default of Provider or any hospital, physician or other independent contractor, or for any negligence, misfeasance, malfeasance or nonfeasance of Provider or any hospital, physician or other independent contractor. Provider shall not be responsible under this Agreement and with respect to the obligations contemplated by this Agreement, for any act, omission, or default of BCBSF, or for any negligence, misfeasance, malfeasance, or nonfeasance of BCBSF. No provision of this Agreement shall be deemed to, nor shall, constitute an agreement by either party to indemnify or hold harmless any other person or entity, whether or not a party hereto.

22.10	Nondiscrimination. In carry out any obligations under this Agreement, Provider shall not discriminate against any Member on a basis of race, color, religion, sex, national origin, age, health status, participation in any governmental program (including Medicare), source of payment, marital status, or physical or mental handicap; nor shall Provider knowingly contract with any person or entity which discriminates against any Member on any such basis.

22.11	Non-Exclusivity. The parties hereby acknowledge that this Agreement is not exclusive, and that each party may freely contract with any other person, firm or entity concerning the subject matter hereof.

22.12	Survival of Provisions Upon Termination. Any provision of this Agreement which requires or reasonably contemplates the performance of obligations by either party after the termination of this Agreement shall survive such termination unless otherwise specifically provided herein.

22.13	Waiver of Breach. Waiver of a breach of this Agreement shall not be deemed to be a waiver of any other breach and shall not bar any action for subsequent breach thereof.

XXIII.	NOTICES.

23.1

Except as otherwise specifically provided in this Agreement or otherwise in writing by the parties, any notice required to be given pursuant to the terms and provisions of this Agreement shall be in writing, postage prepaid, and shall be sent (by certified or registered mail, return receipt requested, or by federal express or other overnight mail delivery for which evidence of delivery is obtained by the sender), to the address and addresses set forth below unless the sender has been otherwise instructed in writing or unless otherwise provided by Law. The term “ writing” or “written” shall be deemed to include electronic transmission when so stated in this Agreement (including without limitation when so stated in the applicable Provider Manual). Except as may be otherwise provided in this Agreement (including, without limitation, in the applicable Provider Manual), the notice shall be deemed to be effective on the date indicated on the return receipt or, if no date is so indicated, then on the date of the notice.

If sent to Provider:

The street address appearing on the signature page of this Agreement; if electronic transmission, the e-mail address set out on the signature page.

If sent to BCBSF:

BLUE CROSS AND BLUE SHIELD OF FLORIDA, INC.

Attn: Vice President for Healthcare Services

4800 Deerwood Campus Parkway

Jacksonville, Florida 32246

IN WITNESS WHEREOF, by placing their duly authorized signatures below, the parties hereby execute this Agreement and agree to be bound by its terms.

EFFECTIVE DATE OF THIS AGREEMENT:                                                              .

PROVIDER	BLUE CROSS AND BLUE SHIELD OF FLORIDA, INC.

/s/ Grant M. Gables
Signature	Signature

Grant M. Gables	Barry Schwartz, MD
Name (Printed or Typed)	Name (Printed or Typed)

Date Signed: 11/7/04	VP Care and Network
Title
Address: 3030 Horseshoe Drive #200
Naples, Florida 34104	Date Signed:

Phone: (800)445-4313
Email Address: grantg@CDiabetic.com